AMENDED SCHEDULE A TO SECOND AMENDED AND RESTATED
INVESTMENT COMPANY SERVICES AGREEMENT

THIS AMENDED SCHEDULE A dated as of November 30th, 2009, amends and restates Schedule A to that certain Second Amended and Restated Investment Company Services Agreement dated as of April 2, 2008, as amended and supplemented, between Matthews International Funds (the “Fund”) and PNC Global Investment Servicing (U.S.) Inc.,

SCHEDULE A

IDENTIFICATION OF FUNDS

Matthews International Funds

Matthews Asia Pacific Fund
Matthews Asia Dividend Fund
Matthews Pacific Tiger Fund
Matthews Asian Growth and Income Fund
Matthews Asian Technology Fund
Matthews China Fund
Matthews India Fund
Matthews Japan Fund
Matthews Korea Fund
Matthews Asia Small Companies Fund
Matthews China Dividend Fund

No-load, no 12b-1, no CDSC, redemption fee of 2% on all redemptions made within 90 days of purchase).

This Schedule A may be amended from time to time by agreement of the parties.

MATTHEWS INTERNATIONAL FUNDS

By:	/s/ William J. Hackett

Name:	William J. Hackett

Title:	Chief Executive Officer

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:	/s/ Jay F. Nusblatt

Name:	Jay F. Nusblatt

Title:	Senior Vice President